August 2003

To: Our Stockholders

As reported previously, at the end of last year we changed our fiscal year end to December 31. We are pleased to announce earnings of $0.62 for our second quarter of 2003, which compares favorably to earnings of $0.30 for our first quarter ended March 31, 2003 and $0.37 for the quarter ended June 30, 2002.

Earnings for the six months ended June 30, 2003 were $2.6 million, or earnings per share of $0.92. For the same six months in 2002, the Company had earnings of $1.6 million, or earnings per share of $0.59. Significant increases in net interest income and gains on the sale of residential real estate loans have fueled these improved earnings.

As a result of historical lows in mortgage interest rates, we have seen our residential real estate volumes remain high for an extended period. Approximately 85% of our closings are re-financings and some of our customers have refinanced multiple times in the last two years. It will obviously be nearly impossible to maintain volumes even if interest rates do not increase. It appears that most borrowers have refinanced fairly recently, which will likely reduce future refinancing volumes. Senior Vice President Julie Carstensen and her staff have done an incredible job in processing these significant transaction volumes. It appears that July real estate closings will be an all time record. Gains on the sales of such loans were $1.2 million and $2.2 million for the three and six month periods ended June 30, 2003, which compare very favorably to $341 thousand and $759 thousand for the same periods in 2002.

Net interest income for the three and six-month periods ended June 30, 2003 was $5.1 million and $10.0 million compared to the last year's results of $4.5 million and $8.4 million. Net interest income would have been somewhat higher; however, the Company decided to prepay some higher rate advances from the Federal Home Loan Bank of Des Moines. The Company incurred prepayment fees of approximately $158 thousand on the transaction. The decision to prepay was primarily due to higher rates on the existing advances and the fact that the Company's liquidity position has improved. This move is expected to result in reduced future borrowing costs that should more than offset the prepayment fees.

The provision for loan losses was $358 thousand and $1.7 million for the three and six-month periods ended June 30, 2003 as compared to $728 thousand and $1.2 million for the previous year. The Company incurred a significant loss on a large commercial credit that impacted earnings dramatically in the prior two quarters. That borrower is now out of business and the assets have been sold.

Quad City Bancard, Inc and Nobel Electronic Transfer, LLC (a 20% owned subsidiary) both enjoyed strong earnings for the current quarter. Credit card processing volumes are normally high during the summer months. We are still processing transactions for iPayment and will likely continue to do so into the fall. When those volumes move to anther processor, Bancard earnings will reduce significantly and will be derived from agent banks, local merchants, and cardholders. As a result, Bancard's quarterly after tax net income will likely be approximately $50 thousand to $100 thousand initially, after the iPayment processing is moved to another processor, compared to after tax net income of $385 thousand for the first six months of 2003.

Noninterest expenses for the quarter ended June 30 increased 23% from the same quarter in the prior year. Much of this increase was related to incentive compensation paid to our residential real estate loan originators. In addition, professional and data processing fees were higher due to increases in auditing costs and transaction volumes.

The Company's total assets increased 10% to $664.9 million at June 30, 2003 from $604.6 million at December 31, 2002. During the same period, net loans increased by $39.0 million or 9%, to $481.8 million, while deposits increased by 11% to $483.1 million. Stockholders' equity rose to $39.5 million at June 30, 2003 as compared to $36.6 million at December 31, 2002.

Non-performing  assets  increased  to $5.7  million  at June 30,  2003 from $4.6 million at December 31, 2002. Nonaccrual loans at June 30, 2003 were $5.2 million, of which $3.7 million resulted from four large commercial lending relationships at Quad City Bank & Trust. Like many other financial institutions, some of our customers are experiencing difficulty in the lagging economy. We believe we have reserved adequately for the associated risk, although there can be no assurance that actual losses will not exceed the estimated amounts.

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Cedar  Rapids Bank & Trust  continues  to be a  significant  contributor  to the
Company's growth in assets, loans, and deposits since opening in September of 2001. As of June 30, 2003, total assets have reached $128.5 million, while loans and deposits have grown to $97.7 million and $90.7 million respectively. Our new bank has now achieved profitability on a monthly basis as it had after-tax operating income of $15 thousand for the first six months of 2003, as compared to after-tax losses of $478 thousand for the same period in 2002.

We are pleased to report that recently our stock has traded above $20 per share. You will likely recall that we paid the first dividend in our history in January of 2003 and recently paid our second in July. While we anticipate an ongoing need to retain much of the Company's operating income to help provide the capital for continued growth, we believe that operating results have reached a level where we can sustain dividends to our stockholders as well.

The Federal Reserve Open Market Committee (FOMC) did lower rates again this quarter. The Federal funds rate is now 1% and the prime-borrowing rate is 4%. Chairman Greenspan has indicated that he intends to keep rates low for an extended period to make sure we do not suffer deflation. Deflation could effectively shut down elements of our economy, as consumers would stop purchasing and await lower prices and debtors would succumb to rising real paybacks. This consequence is a major part of what drives the Federal Reserve to keep interest rates low. We believe that the risk of deflation is modest.

The world situation remains unsettled and leads to caution, however the equity markets have improved this past quarter. Also, the recent tax cuts will put money back into our citizens' pockets. We still believe the longer-term trend is for interest rates to move up and dollars to flow into stocks.

It was nice to see such a large number of you at our May 7 annual meeting. Thanks for your continued support.


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